Exhibit 21.1

SUBSIDIARIES OF REGISTRANT AS OF DECEMBER 31, 2008

Subsidiary	Jurisdiction of Organization

RA Brands, L.L.C.	Delaware
Remington Steam, LLC	New York
The Marlin Firearms Company	Connecticut
H&R 1871, LLC	Connecticut